EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Woburn, MA – February 1, 2005 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated net income for the fourth quarter ended December 31, 2004 totaled $4.0 million, or $0.22 per share. While net income decreased 12% compared to net income of $4.5 million, or $0.24 per share, for the fourth quarter of 2003, earnings exceeded the Company’s guidance provided on October 20, 2004 principally due to lower than expected costs on slightly higher than expected revenues, and a non-recurring tax benefit of approximately $500,000, resulting from a state tax investment credit recognized in the quarter ended December 31, 2004. Total revenues for the fourth quarter ended December 31, 2004 increased 2% to $26.0 million from $25.6 million in the fourth quarter of 2003, but decreased by $1.0 million, or 4% sequentially, from the third quarter of 2004.

For the full year ended December 31, 2004, bcgi reported net income of $17.2 million, or $0.94 per share. These results are 7% higher than net income of $16.1 million, or $0.87 per share, for the year ended December 31, 2003. Total revenues for the year ended December 31, 2004 were $107.9 million or 8% higher than 2003 annual revenues of $99.8 million. Cash and short-term investments increased $6.9 million during the fourth quarter to a record $77.8 million as of December 31, 2004.

The Company continued its investment in product development during 2004 in support of its customer and product diversification efforts, resulting in a 17% increase in annual engineering, research and development expenditures. The gross margin for the three months ended December 31, 2004 was 76%, consistent with the same period in the prior year and 2% greater than the gross margin for the third quarter of 2004.

As of December 31, 2004, bcgi had 3.77 million prepaid wireless subscribers, consistent with December 31, 2003, and a decrease of 135,000 from September 30, 2004. Total average billed minutes of use per subscriber per month was 111 minutes, a 1% increase over the fourth quarter of 2003 and 3% higher than the three months ended September 30, 2004.

Outlook

The Company anticipates GAAP earnings will approximate $0.05 to $0.09 per share for the quarter ending March 31, 2005. Earnings estimates reflect the previously announced expectation that Verizon Wireless will continue to convert subscribers from bcgi’s platform to its internal platform, which is expected to be completed by the third quarter of 2005. In addition, the Company anticipates, as previously announced, that it will continue to have fewer gross additions from Cingular Wireless. The Company also plans to continue to invest in its customer and product diversification strategy which includes support for its Mobile Guardian product and expansion into new wireless markets, both domestically and internationally, including the developing MVNO market. These strategic initiatives are expected to result in increases in cost of revenues and sales and marketing in the form of additional resources to support product development and marketing investments.

The Freedom Wireless trial is expected to begin on February 28, 2005, later than previously indicated due to a court procedural decision. Legal costs during the first quarter of 2005 are anticipated to be higher than previous quarters due to the commencement of the trial, resulting in estimated legal costs of $0.05 to $0.06 per share.

Comments from Management

“Supported by our focused investment in people and products, we achieved our strategic growth objectives in 2004 by continuing to diversify our customer base,” said E.Y. Snowden, president and chief executive officer. “Even with our continued investment initiatives, we were able to strengthen our financial position and ended the year with record net income and nearly $78 million in cash. In addition, our success in diversifying our revenue sources is evident as overall fourth quarter corporate revenues declined only 4%, while aggregate revenues from Verizon Wireless and Cingular Wireless declined 16% sequentially.”

Mr. Snowden continued, “Looking ahead we remain focused on supporting our customers with applications that help them grow their businesses. We will also continue to prudently invest in areas that strengthen existing customer relationships and extend the appeal and reach of our products and services in the global wireless marketplace. We believe the dedication of our talented employees, strong financial position and our legacy as an industry innovator position us well to deliver long-term profitable growth and increased value to our shareholders.”

Conference Call

The Company will be holding a conference call and webcast at 5:00PM on Tuesday, February 1, 2005 to discuss results for the period ended December 31, 2004 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one year following the call via telephone at 1-800-642-1687 (conf id 3390339) and on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the S&P Small Cap 600 and Russell 2000 indices. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding earnings per share estimates, estimates of future legal expenses and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless, Cingular Wireless and Nextel Communications, who represented 43%, 22% and 14%, respectively, of the Company’s consolidated revenues for the year ended December 31, 2004, and 34%, 21% and 22%, respectively, for the three months ended December 31, 2004 or greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, the ability to market and sell new solutions to wireless carriers, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended September 30, 2004 and annual report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries—investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Audited)
Revenues:
Total revenues	$26,013	$25,557	$107,928	$99,787
Expenses:
Total cost of revenues	6,318	6,077	26,047	25,000

Gross margin (1)	19,695	19,480	81,881	74,787
Engineering, research and development	4,062	3,308	15,049	12,904
Sales and marketing	1,617	1,386	6,723	6,087
General and administrative	2,203	1,779	8,369	7,654
General and administrative – legal expense (2)	941	1,000	2,991	3,990
Depreciation and amortization	5,479	4,999	22,332	19,336

Total operating expenses	14,302	12,472	55,464	49,971
Operating income	5,393	7,008	26,417	24,816
Interest income	303	289	1,188	1,214

Income before income taxes	5,696	7,297	27,605	26,030
Provision for income taxes	1,739	2,773	10,394	9,895

Net income from continuing operations	3,957	4,524	17,211	16,135
Discontinued operations (3):
Income (loss) from discontinued operations, before taxes	—	(80)	(19)	15
Income tax expense /(benefit) from discontinued operations	—	(31)	(8)	6

Net income / (loss) from discontinued operations	—	(49)	(11)	9

Net income	$3,957	$4,475	$17,200	$16,144

Basic Net Income Per Share:
Continuing operations	$0.23	$0.25	$0.96	$0.90
Net income	$0.23	$0.25	$0.96	$0.90
Weighted average common shares outstanding	17,566	18,247	17,918	17,984

Diluted Net Income Per Share:
Continuing operations	$0.22	$0.24	$0.94	$0.86
Net income	$0.22	$0.24	$0.94	$0.87
Weighted average common shares outstanding	17,835	18,516	18,256	18,633

Notes to Condensed Consolidated Statements of Operations:

(1)	Gross margin does not include depreciation and amortization, which is shown separately.
(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless.
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004. 2003 amounts have been restated to reflect Roaming Services as discontinued operations.
(4)	The Company no longer classifies its Prepaid Systems segment separately as it no longer qualifies for separate disclosure under SFAS No. 131 “Segment Reporting.”

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands and audited)

ASSETS	December 31,
	2004	2003
Current assets:
Cash and short-term investments	$77,752	$66,513
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $474 in 2004 and $878 in 2003	17,358	18,386
Prepaid expenses and other assets	2,907	2,800
Deferred income taxes	319	1,260

Total current assets	98,336	88,959
Property and equipment, net	55,559	58,638
Intangible assets	2,450	920
Goodwill	4,753	4,177
Other assets	6,913	1,897

Total assets	$168,011	$154,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,289	$14,967
Deferred/unearned revenue	3,753	3,788

Total current liabilities	19,042	18,755
Non-current liabilities:
Accrued pension liability	3,476	632
Deferred income taxes	7,046	7,003

Total non-current liabilities	10,522	7,635
Shareholders’ equity:
Common stock and additional paid-in capital	104,246	110,971
Retained earnings	34,201	17,230

Total shareholders’ equity	138,447	128,201

Total liabilities and shareholders’ equity	$168,011	$154,591

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands and audited)

	Year ended December 31,
	2004	2003
OPERATING ACTIVITIES
Net income from continuing operations	$17,211	$16,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,332	19,336
Deferred income taxes	1,044	3,894
Income tax benefit from exercise of stock options	129	3,455
Changes in operating assets and liabilities:
Accounts receivable	931	(3,257)
Prepaid expenses and other assets	(588)	(511)
Accounts payable, accrued expenses and deferred revenue	60	(849)
Other non-current liabilities	895	632

Net cash provided by operating activities of continuing operations	42,014	38,835

Income (loss) from discontinued operations	(11)	9
Net change in operating assets and liabilities of discontinued operations	(279)	226

Net cash provided by (used in) operating activities of discontinued operations	(290)	235

Net cash provided by operations	41,724	39,070

INVESTING ACTIVITIES
Acquisition of business and payment of earnout	(1,773)	—
Purchases of long-term investments	(2,740)	(1,657)
Purchases of short-term investments, net of sales	(4,823)	(22,869)
Purchase of property and equipment	(18,983)	(32,838)

Net cash used in investing activities	(28,319)	(57,364)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	1,283	6,908
Repurchase of common stock	(8,181)	—

Net cash provided by (used in) financing activities	(6,898)	6,908

Increase (decrease) in cash and cash equivalents	6,507	(11,386)
Cash and cash equivalents at beginning of period	2,960	14,346

Cash and cash equivalents at end of period	$9,467	$2,960